 Exhibit 3.12

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION AND
FOREIGN LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is  EC Development, Inc., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is EC Development , LLC,   a (list jurisdiction) Oklahoma limited liability company,

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company,

THIRD: The name of the surviving corporation is EC Development , Inc .

FOURTH: The merger is to became effective on upon filing

FIFTH: The Agreement of Merger is on file at  EC Development , Inc., 400 W MacArthur Street, Shawnee, OK 74804, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cast, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by
an authorized officer, the               22             day of        July            , A.D.,  2010                      .

By: /s/ Randy Edgerton

Name:  Randy Edgerton
Print or Type

Title:  Director and CFO